Exhibit 99.1
FOR IMMEDIATE RELEASE
HANDLEMAN COMPANY NAMES ROZANNE KOKKO
AS CHIEF FINANCIAL OFFICER
Troy, Michigan – July 2, 2008, Handleman Company (Pink Sheets: HDLM), www.handleman.com, today announced that Rozanne Kokko has been promoted to the position of Senior Vice President and Chief Financial Officer, effective immediately. The Company also announced that it has accepted the resignation of Senior Vice President and Chief Financial Officer Khaled Haram, effective July 2, 2008. Mr. Haram is relocating back to New York to join Pegasus Capital Advisors.
President & CEO Al Koch said, “Rozanne brings both a strong finance and business acumen to this role, along with hands on experience working directly with some of our major customers. She has been a tremendous asset over the past several months and will be invaluable as we execute our wind down strategy.”
Ms. Kokko has been with Handleman Company since 1997 when she was hired as Director of Internal Audit. During her 11 years at Handleman, she has held positions in both business and finance positions including, Vice President of Finance, Vice President, General Manager for the National Customer Team, which included Kmart, Shopko and Pamida as customers and Vice President General Manager for the Wal-Mart US Customer Team in Bentonville, Arkansas. Ms. Kokko holds a Bachelor of Science Degree in Accounting from Walsh College and a MBA in Finance from Wayne State University and she is a Certified Internal Auditor. Prior to joining Handleman Company, Ms. Kokko spent 24 years with Kmart Corporation in various audit, finance and operational roles.
Mr. Koch stated, “I would like to thank Khaled for the contributions he has made in his tenure with Handleman Company. His demonstrated leadership and transactional skills were instrumental in closing the sale of our Wal-Mart U.S. music business to Anderson Merchandisers, as well as to move forward with a number of other transactions that have not yet been completed. Khaled will be missed and we wish him well in his new endeavor.”

Forward-Looking and Cautionary Statements
Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements because of factors affecting any of a number of critical objectives, including, without limitation, our reaching a final agreement to sell the assets and operations of our Canadian subsidiary to Anderson and obtaining of all required regulatory approvals, our ability to transition our U.S. music customers other than Wal-Mart to other vendors smoothly, maintaining satisfactory working relationships with our lenders, customers and vendors, retaining key personnel, satisfactory resolution of any outstanding claims or claims which may arise, finding and capitalizing on opportunities to maximize the value of the Company’s non-music operations, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.
Handleman Company Contacts:

Mark J. Albrecht	Greg Mize,
Senior Vice President, Human Resources & Organizational Development	Vice President of Investor Relations and Treasurer
(248) 362-4400, Ext. 608	(248) 362-4400, Ext. 211